Exhibit 99



                                      March 29, 2002


Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C.  20549

                  Re:  Temporary Note 3T to Article 3 of Regulation S-X

Ladies and Gentlemen:

          In connection with the audit of the consolidated financial statements of FirstEnergy Corp. and subsidiaries as of December 31, 2001 and for the year then ended, Arthur Andersen LLP (Andersen) has issued its report dated March 18, 2002. Andersen's report is included in FirstEnergy's Annual Report on Form 10-K for the year ended December 31, 2001.

          FirstEnergy has received the following representations from Andersen with respect to their audit:

       o The FirstEnergy audit was subject to Andersen's quality control system for their U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards.

       o There was appropriate continuity of Andersen personnel working on the FirstEnergy audit.

       o There was appropriate availability of national office consultation for the FirstEnergy audit.

       o There was appropriate availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the FirstEnergy audit.

                                              Sincerely,


                                           /s/Harvey L. Wagner
                                    ----------------------------------
                                             Harvey L. Wagner
                                       Vice President and Controller